Free Writing Prospectus (To the Prospectus dated March 31, 2006)	Filed Pursuant to Rule 433 Registration Statement No. 333-132868 March 7, 2008

The following communication has been distributed to certain customers of Zions Direct, Inc., an affiliate of the Issuer and the auction agent for the public auction for the registered offering of the Issuer’s Senior Medium-Term Notes, Series A.

The information in this free writing prospectus supplements the information contained in, and should be read together with, the prospectus supplement of Zions Bancorporation filed with the Securities Exchange Commission (the “SEC”) on March 6, 2008 (including the base prospectus filed with the SEC on March 31, 2006, as well as the documents incorporated by reference therein).

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Invitation to Bid in Securities Auction

$2,000,000 5% Senior Medium-Term Notes

Due March 17, 2009

Participants may bid on price or yield.

See the Term Sheet for more information.

Auction closing at 1pm ET, March 12, 2008.

Visit Zions Direct Auctions to learn more about this offering,

view current auctions, and see previous auction results.

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the preliminary prospectus supplement and accompanying base prospectus that we have filed with the Securities and Exchange Commission on March 6, 2008.

The Term Sheet contains selected information about the Notes subject to further description in the Prospectus and Prospectus Supplement. The Notes offered by Zions Direct are not deposits, obligations of or guaranteed by a Bank, are not insured by the FDIC, and are subject to investment risk (principal fluctuations), including the possible loss of the principal invested.

The issuer has filed a registration statement (Registration Statement No. 333-132868, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website. Alternatively, the issuer, or a representative, will arrange to send you the prospectus if you request it by calling toll free (800) 524-8875.

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Free Writing Prospectus (To the Prospectus dated March 31, 2006)

Zions Direct

One South Main Street, 17th Floor

Salt Lake City, UT 84111

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Securities products and services offered by Zions Direct, Member FINRA/SIPC,

a non-bank subsidiary of Zions Bank.